Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Kazia Therapeutics Limited

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated November 7, 2025, relating to the consolidated financial statements of Kazia Therapeutics Limited (the Company), appearing in the Company’s Annual Report on Form 20-F for the year ended June 30, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption ‘Experts’ in the Prospectus.

/s/ BDO Audit Pty Ltd

Sydney, NSW, Australia

December 19, 2025